Exhibit 99.1

Media:	Molly Boyd
(713) 627-5923
(713) 627-4747 (24-hour media line)

Investors:	Mae Dell Carpenter
(713) 627-4606

Date:	February 27, 2007

FOR IMMEDIATE RELEASE

Spectra Energy Does Not Endorse “Mini-Tender” Offer From TRC Capital

HOUSTON – Spectra Energy Corp (NYSE: SE) announced today that it has been notified that TRC Capital Corporation has commenced an unsolicited "mini-tender offer" to purchase up to 3 million shares of Spectra Energy’s common stock, representing less than one-half of one percent of its outstanding shares. TRC Capital’s offer price of $25.00 per share is 2.53 percent below Spectra Energy’s closing share price of $25.65 on February 20, 2007, the day prior to the date of the offer, and 4.07 percent below yesterday’s closing share price of $26.06.

Spectra Energy recommends that stockholders not tender their shares in response to this offer and that if they have already tendered their shares, that they withdraw them as soon as practical. Spectra Energy notes that it is not associated with TRC Capital, the mini-tender offer or the offer documentation.

The offer is at a price below the market price of Spectra Energy’s stock and is subject to a number of conditions which allow TRC Capital to terminate the offer and not accept and pay for any shares tendered should Spectra Energy’s stock price fall below $25.65 or if TRC Capital is unable to obtain financing satisfactory to it to pay for the tendered shares.

TRC Capital has made similar below-market mini-tender offers for other companies’ shares. Mini-tender offers seek less than 5 percent of a company’s stock, thereby avoiding many filing, disclosure and procedural requirements of the U.S. Securities and Exchange Commission (SEC). Spectra Energy recommends that its stockholders review the SEC’s "Tips for Investors" regarding mini-tender offers. The SEC has cautioned investors about mini-tenders, noting that often in making the offers at below-market prices "bidders are hoping that they will catch investors off guard if the investors do not compare the offer price to the current market price." The SEC’s advisory may be found on the SEC Web site, at http://www.sec.gov/investor/pubs/minitend.htm. Spectra Energy urges investors to obtain current market quotations for their shares of common stock, to consult with their financial advisors and to exercise caution with respect to TRC Capital’s offer.

Spectra Energy stockholders who have tendered their shares are advised that, according to TRC Capital’s offering documents, they may withdraw their shares by providing written notice to CNRA Financial Services Inc., which is acting as the depository for TRC Capital’s offer, or, in the event that stockholders have tendered shares pursuant to the book-entry procedures in the offering documents, by following the procedures of The Depository Trust Company, the book-entry facility, in each case prior to the expiration of the offer. According to the offering documents, TRC’s offer will expire at 12:01 a.m., New York City time, on March 22, 2007, unless the offer is extended by TRC Capital.

Spectra Energy stockholders who have questions regarding TRC Capital’s offer should contact Mae Dell Carpenter at (713) 627-4606.

Spectra Energy Corp (NYSE: SE) is one of North America’s premier pure play natural gas midstream companies serving three key links in the natural gas value chain: gathering and processing, transmission and storage and distribution. For close to a century, Spectra Energy and its predecessor companies have developed critically important pipelines and related energy infrastructure connecting natural gas supply sources to premium markets. Based in Houston, Texas, the company operates in the United States and Canada approximately 17,500 miles of transmission pipeline, 250 billion cubic feet of storage, natural gas gathering and processing, natural gas liquids operations and local distribution assets. Spectra Energy Corp also has a 50 percent ownership in DCP Midstream, one of the largest natural gas gatherers and processors in the United States. Visit www.spectraenergy.com for more information.